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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            TEAM RENTAL GROUP, INC.

     Team Rental Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

          1. That pursuant to an action duly and properly taken by the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and referring said amendment to the stockholders of the Corporation for consideration thereof and approval and adoption by the stockholders at the annual meeting of the stockholders of the Corporation to be duly called by the Board of Directors of the Corporation (the "Annual Meeting"). The resolution setting forth the proposed amendment (the "Amendment") is as follows:

             NOW, THEREFORE, BE IT RESOLVED, that Section FIRST of the Company's Certificate of Incorporation is hereby amended by deleting Section FIRST in its entirety and replacing it with the following:

             "FIRST: Name.  The name of the Corporation is Budget Group, Inc."

             FURTHER RESOLVED, that Section FOURTH of the Company's Certificate of Incorporation is hereby amended by deleting paragraph A of Section FOURTH in its entirety and replacing it with the following:

             "FOURTH: A. Authorized Capital.

                The Corporation is authorized to issue 37,750,000 shares of capital stock, consisting of 37,500,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 250,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Of the shares of Common Stock, 35,000,000 shares shall be designated "Class A Common Stock" and 2,500,000 shares shall be designated "Class B Common Stock." The rights, preferences, privileges and restrictions granted and imposed upon the Preferred Stock, the Class A Common Stock and the Class B Common Stock are set forth below."

          2. That thereafter, pursuant to a resolution of the Board of Directors calling for the Amendment to be submitted to a vote of the stockholders at the Annual Meeting, the Amendment was approved and adopted by the stockholders at the Annual Meeting, at which meeting the necessary number of shares were voted in favor of the Amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

          3. That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          4. The undersigned officer of the Corporation hereby acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.

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     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed to this Certificate and has caused this Certificate to be signed this 28th day of April, 1997.

                                          By: /s/ Sanford Miller
                                            ------------------------------------
                                            Sanford Miller
                                            Chairman and Chief Executive Officer




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